EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Simontacchi & Company, LLP
Certified Public Accountants
170 E. Main Street
Rockaway, New Jersey 07866

We hereby consent to the inclusion in the Registration Statement on Form S-8 (“Registration Statement”), of our audit report dated October 17, 2006, relating to the consolidated financial statements as of July 31, 2006 and 2005, and our report on the reviewed financial statements for the nine motnhs ended April 30, 2007, dated June 18, 2007, and for the six months ended January 31, 2007, dated March 10, 2007, and for the three months ended October 31, 2006, dated December 31, 2006 of Wellstar International Inc. and Subsidiary.

We also consent to references to us under the caption “Experts” in the Registration Statement.

/s/ Simontacchi & Company, LLP

Simontacchi & Company, LLP
Rockaway, New Jersey

August 6, 2007